EXHIBIT S-2

                Report of Independent Accountants
                 on Financial Statement Schedules


To the Shareholders of
Detection Systems, Inc.


Our audits of the financial statements referred to in our report dated May 11, 1995 appearing on page 24 of the 1995 Annual Report to Shareholders of Detection Systems, Inc. (which report and financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedules listed in the preceding index of this Form 10-K. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PRICE WATERHOUSE LLP

Rochester, New York
May 11, 1995